EXHIBIT 10.43

Motorola Long Range Incentive Plan (LRIP) of 2005

ELIGIBILITY

Corporate, Senior and Executive Vice Presidents and other officers of Motorola, Inc. (“Motorola”) or a Subsidiary, as recommended by the Chief Executive Officer and approved by the Compensation and Leadership Committee of the Board of Directors (“Committee”), are eligible to participate in the Motorola Long Range Incentive Plan (LRIP) of 2005 (the “Plan”). The Chief Executive Officer and the Chief Operating Officer (if any) are also eligible to participate as approved by the Committee.

PARTICIPATION

Generally, officers who become eligible to participate during the first quarter of a performance cycle will participate in a full multi-year performance cycle. The participation of officers who are promoted, newly hired or demoted after the first quarter of a performance cycle shall be at the discretion of the Chief Executive Officer.

OVERVIEW

The Plan is being implemented pursuant to the terms and conditions of the Omnibus Incentive Plan of 2003 (“Omnibus Plan”). Here is an overview of the Plan:

»	Performance Cycle

The Plan is based upon multi-year performance cycles selected by the Committee with an initial three-year performance cycle beginning on January 1, 2005.

»	Performance Measures

Performance measures for each cycle will be determined by the Committee based on improvement in economic profit and growth in sales of Motorola during each multi-year performance cycle. Performance measures may apply to performance in each year in the performance cycle, to cumulative performance during the entire performance cycle, or a combination of both. If performance measures are applied to performance in each year in the performance cycle, performance to target for each year shall be divided by the number of years in the performance cycle and added together to determine the award for the entire performance cycle. Awards may be subject to partial forfeiture if Motorola’s total shareholder return for the entire performance cycle does not meet or exceed the median total shareholder return for the performance cycle for a defined comparator group.

Economic profit is defined as net operating profit after tax minus a capital charge.

Net operating profit after tax and sales for each year during a performance cycle shall be determined in accordance with generally accepted accounting principles but shall exclude the effect of all acquisitions with a purchase price of $250 million or more, all gains or losses on the sale of a business, any asset impairment equal to $100 million or more, and any other special items designated by the Committee.

»	Maximum Earned Award

A participant’s maximum earned award will be two times his/her target award. A participant’s target award is established at the commencement of a performance cycle based on a percentage of the participant’s base pay rate in effect at that time.

»	The Payout Process

•	All earned awards will be paid in stock.

•	The number of shares of stock earned by a participant shall be determined by dividing the amount of the award earned during the performance cycle by the closing price of one share of Motorola common stock on the New York Stock Exchange on the day before the date on which the Committee certifies the amount of the award earned (the “Certification Date Value”).

•	The Company shall have the right to satisfy all federal, state and local withholding tax requirements with respect to the award earned by reducing the number of earned shares by the number of shares determined by dividing the amount of withholding required by the Certification Date Value.

•	Payments will be made as soon as administratively practicable following the close of a performance cycle. A participant has no right to any award until that award is paid.

•	If the Committee determines, in its sole discretion, that a participant has willfully engaged in any activity at any time, prior to the payment of an award, that the Committee determines was, is, or will be harmful to the Company, the participant will forfeit any unpaid award.

SITUATIONS AFFECTING THE PLAN

»	Change in Employment

•	Generally, a participant will be eligible for payment of an earned award only if employment as a Corporate, Senior or Executive Vice President continues through the last day of the performance cycle.

•	Pro rata awards may be possible, however, depending upon the type of employment termination. The table below summarizes how earned awards will generally be prorated in accordance with the type of employment termination:

If employment terminates due to...	The earned award will be...

Death	Pro rated based on the number of completed months of employment within the performance cycle.

Total and Permanent Disability	Pro rated based on the number of completed months of employment within the performance cycle.

Retirement	Pro rated based on the number of completed months of employment within the performance cycle.

Termination of Employment Because of Serious Misconduct	Forfeited.

Change in Employment in Connection with a Divestiture	Forfeited.

Termination of Employment for any Other Reason than Described Above	Forfeited.

For purposes of determining a prorated payout, completed months of employment will include only those months in which the participant is actually working and is a Corporate, Senior or Executive
Vice President

•	In the event a participant remains on payroll as an active employee at the end of a performance cycle, but is not actually working and is not on a leave of absence at that time, the participant will be entitled to a pro rata award based on the number of completed months of employment within the performance cycle in which the participant was actually working and is a Corporate, Senior or Executive Vice President, provided that the participant is otherwise eligible for an award. A participant who remains on payroll as an active employee at the end of a performance cycle, but is not actually working and is on a leave of absence which carries a right to return to work, will be entitled to a full award for the performance period, provided the participant actually worked for some portion of the performance cycle.

•	A prorated payout will be based on final performance results and paid as soon as administratively practicable after the end of a performance cycle.

For purposes of the Plan, “Total and Permanent Disability” and Retirement” will be defined as set forth below:

•	Total and Permanent Disability means for (x) U.S. employees, entitlement to long-term disability benefits under the Motorola Disability Income Plan, as amended and any successor plan and (y) non-U.S. employees, as established by applicable Motorola policy or as required by local regulations.

•	Retirement means retirement from Motorola or a Subsidiary as follows:

(i) Retiring at or after age 55 with 20 years of service;

(ii) Retiring at or after age 60 with 10 years of service;

(iii) Retiring at or after age 65, without regard to years of service;

(iv) Retiring with any other combination of age and service, at the discretion of the Committee.

Years of service will be based on the participant’s Service Club Date.

»	Change in Control

If Motorola undergoes a Change in Control as defined in the Omnibus Plan:

•	If performance measures are applied to performance in the entire performance cycle, the sales growth and economic profit improvement for the performance cycle will be determined as of the effective date of the Change in Control and pro rata award payments will be made based on the number of completed months of the cycle as of the effective date of the Change in Control.

•	If performance measures are applied to performance in each year in the performance cycle, the sales growth and economic profit improvement for any partial year will be determined as of the date of the Change in Control and performance to target as of that date will be divided by the number of years in the performance cycle and added to the amounts earned in any completed years.

•	Awards will not be subject to any partial forfeiture based on total shareholder return.

•	Awards will be paid in stock as soon as administratively practicable following the effective date of the Change in Control, but no later than 90 days after that date.

DEFINITION OF TERMS

“Subsidiary” means an entity of which Motorola owns directly or indirectly at least 50% and that Motorola consolidates for financial reporting purposes.

“Serious Misconduct” means any misconduct that is a ground for termination under the Motorola Code of Business Conduct, or human resources policies, or other written policies or procedures.

If a term is used but not defined, it has the meaning given such term in the Omnibus Plan.

RESERVATION AND RETENTION OF COMPANY RIGHTS

•	The selection of any employee for participation in the Plan will not give that participant any right to be retained in the employ of the Company.

•	Participation in the Plan is completely at the discretion of Motorola, and Motorola’s decision to make an award in no way implies that similar awards may be granted in the future.

•	Anyone claiming a benefit under the Plan will not have any right to or interest in any awards unless and until all terms, conditions, and provisions of Plan that affect that person have been fulfilled as specified herein.

•	No employee will at any time have a right to be selected for participation in a future performance period for any fiscal year, despite having been selected for participation in a previous performance period.

GOVERNANCE

It is expressly understood that the Committee is authorized to administer, construe, and make all determinations necessary or appropriate to the administration of the Plan, all of which will be binding upon the participant.

AMENDMENT, MODIFICATION, and TERMINATION

The Committee may amend, modify, or terminate the Plan and the terms applicable to any performance cycle at any time; provided, however, that no such action may adversely affect a participant’s rights under the Plan subsequent to such time as negotiations or discussions which ultimately lead to a Change in Control have commenced.

MISCELLANEOUS PROVISIONS

•	Award opportunities may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution.

•	To the extent permitted by law, amounts paid under the Plan will not be considered to be compensation for purposes of any benefit plan or program maintained by the Company.

•	All obligations of the Company under the Plan with respect to payout of awards, and the corresponding rights granted thereunder, will be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or other acquisition of all or substantially all of the business and/or assets of the Company.

•	In the event that any provision of the Plan will be held illegal or invalid for any reason, the illegality or invalidity will not affect the remaining parts of the plan, and the Plan will be construed and enforced as if the illegal or invalid provision had not been included.

•	No participant or beneficiary will have any interest whatsoever in any specific asset of the Company. To the extent that any person acquires a right to receive payments under the Plan, such right will be no greater than the right of any unsecured general creditor of the Company.

•	To the extent not preempted by federal law, the Plan, and all agreements hereunder, will be construed in accordance with and governed by the laws of the state of Illinois without giving effect to the principles of conflicts of laws.

•	This Plan constitutes a legal document which governs all matters involved with its interpretation and administration and supersedes any writing or representation inconsistent with its terms.